UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
                          -----------------------------

       Date of Report (Date of earliest event reported): November 20, 2003

                                Orthofix International N.V.
                  (Exact name of Registrant as specified in its charter)
    Netherlands Antilles                    0-19961                         N/A
(State or other jurisdiction         Commission File Number           (I.R.S. Employer
     of incorporation)                                              Identification Number)

                           -----------------------------

                             7 Abraham de Veerstraat
                                     Curacao
                              Netherlands Antilles
                               011-59-99-465-8525
                     (Address of principal executive offices
                   and telephone number, including area code)
                          -----------------------------



Item 5. Other Events and Regulation FD Disclosure
        -----------------------------------------

         The following information is filed pursuant to Item 5, "Other Events and Regulation FD Disclosure." On November 20, 2003, Orthofix International
N.V. ("Orthofix") and Trevor Acquisition Inc., an acquisition subsidiary of Orthofix ("Trevor"), entered into an acquisition agreement with BREG, Inc. ("BREG") and a representative of the shareholders of BREG, pursuant to which Orthofix has agreed to acquire BREG for a purchase price of $150 million in cash, subject to certain adjustments and subject to the agreements to purchase Orthofix common stock described below. Under the acquisition agreement, Trevor will merge with and into BREG, with BREG continuing as the surviving corporation, which will become an indirect wholly owned subsidiary of Orthofix. The acquisition agreement contains customary representations and warranties, covenants and other terms and various closing conditions, including finalization of financing, approval of BREG shareholders, governmental approval and other customary closing conditions.

         Also on November 20, 2003, Orthofix entered into a voting and subscription agreement with certain significant shareholders of BREG. Pursuant to the voting and subscription agreement, such shareholders have agreed, among other things, to vote their shares of BREG common stock in favor of the acquisition agreement and the merger, and to apply a portion of their proceeds from the merger to purchase up to 731,725 shares of Orthofix common stock valued at approximately $27.8 million. These shareholders represent approximately 76% of the outstanding shares of BREG.

         Concurrently with the closing of the acquisition, and as a condition to such closing, Colgate Medical, Ltd., an indirect wholly owned subsidiary of Orthofix ("Colgate"), will enter into a new senior secured bank facility with a syndicate of financial institutions led by Wachovia Securities. The senior secured bank facility is expected to provide for (1) a five-year amortizing term loan facility of $110 million, the proceeds of which will be used for partial payment of the purchase price of BREG and (2) a five-year revolving credit facility of $15 million. Orthofix will guarantee the obligations of Colgate under the senior secured bank facility. The credit agreement will contain certain negative covenants applicable to Colgate and its subsidiaries, including restrictions on indebtedness, liens, dividends, mergers or sales of assets. The credit agreement will also contain certain financial covenants, including a fixed charge coverage ratio, an interest coverage ratio and a leverage ratio applicable to Colgate, and a leverage ratio applicable to Orthofix. Finally, the credit agreement will contain customary representations and warranties and various closing conditions, including financial conditions.

         A copy of the press release is attached hereto as Exhibit 99.1 and Orthofix hereby incorporates such exhibit herein by reference.

Exhibit

99.1 Orthofix International N.V. Press Release dated November 20, 2003.

                                    Signature



         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 25, 2003

                                        ORTHOFIX INTERNATIONAL N.V.


                                        By:  /S/ THOMAS HEIN
                                             ---------------------------------
                                             Name:  Thomas Hein
                                             Title: Chief Financial Officer